EXHIBIT 10.E
VIAD CORP
SUPPLEMENTAL TRIM PLAN
(As amended and restated effective January 1, 2005 for Internal Revenue Code Section 409A)
1.	Purpose of the Plan
The purpose of Supplemental TRIM Plan (the Plan) is to provide a select group of management or highly compensated employees who are officers and key employees of Viad Corp (the Company) and its subsidiaries with an opportunity to accumulate pre-tax savings for retirement. This amended and restated Plan document (the “Restatement”) is effective for plan years beginning on January 1, 2005 and thereafter. This Restatement is intended to meet the requirements of Code Section 409A of the Internal Revenue Code enacted as part of the American Jobs Creation Act on October 22, 2004 and the regulations and guidance promulgated thereto (“Section 409A”). The amendments adopted herein shall be effective for the Plan year 2005 and thereafter and shall apply only to amounts deferred (within the meaning of Section 409A) after December 31, 2004. Amounts deferred under the Plan prior to January 1, 2005 are not subject to Section 409A (“Grandfathered Amounts”). An amount deferred prior to January 1, 2005 equals that portion of an employee’s account balance as of December 31, 2004 the right to which is earned and vested as of December 31, 2004 plus any future contributions to the account, the right to which is earned and vested as of December 31, 2004. The terms and conditions of this Plan as in effect on October 3, 2004 shall apply to such Grandfathered Amounts. The Plan as in effect on October 3, 2004 was governed by the Plan document as amended and restated August 20, 2003. During the 2005, 2006 and 2007 Plan years, the Plan shall be operated in good faith compliance with Section 409A, including any applicable regulatory guidance and transition relief.
2.	Administration of the Plan
The Plan shall be administered by the Compensation Advisory Committee (the Committee), the members of which shall be appointed by the Chief Executive Officer of Viad Corp. Subject to the express provisions of the Plan, the Committee shall have the authority to adopt, amend and rescind such rules and regulations, and to make such determinations and interpretations relating to the Plan, which it deems necessary or advisable for the administration of the Plan, but it shall not have the power to amend, suspend or terminate the Plan. All such rules, regulations, determinations and interpretations shall be conclusive and binding on all parties.
3.	Participation in the Plan
(a)	Participation in the Plan shall be restricted to those officers and key employees of the Company and its subsidiaries whose pre-tax, elective deferrals to the Viad Corp Capital Accumulation Plan (“TRIM Plan”) are actually limited by the elective deferral limitations contained in Section 402 of the Internal Revenue Code to the extent such deferrals do not reach the maximum employer-matchable percentage of their base salary under the TRIM Plan and whose timely written requests to defer the receipt of compensation are accepted in whole or in part by the Committee, in its sole discretion. A written request for deferral under paragraph 4 shall not be timely in any event unless it is duly submitted to the Committee in the employee’s taxable year before the year in which the services giving rise to the compensation to be deferred are performed. No deferral of compensation need be made by a participant in the Plan as a condition to entitlement to the benefit described in paragraph 6(a)(iii). Every Plan participant shall, however, timely designate the time and form of payment in accordance with and subject to the terms and conditions of the Plan.
(b)	If a participant in the Plan shall (1) sever his or her employment with the Company or one of its subsidiaries or (2) during or following such employment, engage in any activity in competition with the Company or any of its subsidiaries during or following such employment, or (3) remain in the employ of a corporation which for any reason ceases to be a subsidiary of the Company, his or her participation in the Plan shall automatically terminate, as of the date his or her employment is severed or the Committee determines that he or she has engaged in such competitive activity or that his or her employer is no longer a subsidiary of the Company. Such termination shall not accelerate or delay payment of the deferred compensation account which shall be made in accordance with the prior election made by the employee as to a specified date and form of payment pursuant to Sections 4 and 5 hereof.
4.	Requests for Deferral

All requested elections for deferral of compensation must be made in writing (in such form and containing such terms and conditions as the Committee may determine) not later than December 31st of the year prior to the year in which the services giving rise to the compensation to be deferred are performed. In the case of the first year in which an employee becomes eligible to participate in the Plan, a requested election to defer shall be made within thirty (30) days after the employee becomes eligible to participate and shall be made solely with respect to services to be performed subsequent to the making of the request. A participant’s election to defer, once accepted by the Committee, remains in effect and shall become irrevocable on each December 31st prior to the year in which the services giving rise to the compensation to be deferred are performed, unless prior to December 31st the participant requests that future deferrals for the subsequent year be terminated.
Each such request shall specify the percentage or dollar amount of base salary if any, but in no event shall the amount to be deferred in a Plan year be greater than the lesser of (i) $45,000, or the amount specified by the Internal Revenue Service under Code Section 415, Defined Contribution Annual Maximum, less the total amount of all contributions of whatever nature, to the Participant’s TRIM Plan account during the same time period, or (ii) 50% of the participant’s base salary in the Plan year. Each such request shall also specify (1) the date (by year or by age of participant) when payment of the deferred amount credited to the deferred compensation account is to commence (which shall not be earlier than age 55 nor later than age 65) and (2) whether such payment is then to be made in a lump sum or in quarterly or annual installments, and the period of time (not in excess of ten years) over which the installments are to be paid. If the participant has designated a year for his or her commencement date then payment shall commence on January 1st of that year. If the participant has designated an age as his or her commencement date, then payment shall commence on the first day of the month following the month in which the participant has attained the designated age. Generally, the Plan does not permit payment due to a separation from service within the meaning of Section 409A. However, in the event of any payment due to separation from service to a Key Employee (as such term is defined under Code Section 416) the six month delay in payment for such key employee as set forth in Section 409A shall apply to such payments under this Plan.
The Committee shall not, under any circumstances, accept any requested election to defer compensation greater than the limits defined above. The Committee shall not accept any request which is not in writing or which is not timely submitted. The Committee shall make its determination on any requested election to defer on or before the December 31st before the year in which the employee’s services giving rise to the compensation to be deferred are to be performed.
Pursuant to the transition relief extended by Treasury regulations proposed on October 24, 2005, for the Plan years 2005 and 2006 and extended for the 2007 Plan year by Notice 2006-79, participants may make new requests for deferral with respect to amounts that are subject to Code Section 409A in order to conform existing deferral requests for 2005, 2006 and 2007 to the extent necessary to comply with the requirements of Section 409A provided that such new request is made and on or before December 31, 2007 and is otherwise consistent with applicable guidance. Accordingly, any such new election cannot defer or accelerate amounts subject to Section 409A that would have been otherwise paid in 2005, 2006, or 2007.
5. Deferral of Compensation
The Committee shall notify each individual who has submitted a request for deferral of compensation whether or not such request has been accepted. If the request has been accepted in whole or in part, the Committee shall advise the participant of the percentage of his or her compensation which the Committee has determined to be deferred. The Committee shall further advise the participant of its determination as to the date when payment of the deferred amount credited to the participant’s deferred compensation account is to commence, whether payment of the amount so credited as of that date will then be made in a lump sum or in quarterly or annual installments, and if payment is to be made in installments, the period of time over which the installments will be paid. Notwithstanding any other provision of the Plan, the participant’s designation of the date and form of payment as accepted by the Committee shall be irrevocable and the Committee shall not permit the acceleration of the time or schedule of any payment under the Plan except upon the death or disability of the participant (within the meaning of Code Section 409A and regulations pursuant thereto). In the event of the death or disability of the participant, such participant’s deferral election shall be cancelled and payment of the participant’s total account shall be made in a lump sum within 60 days of the participant’s death or the date that the participant incurred a disability. Nor shall the Committee permit any participant elections which would have the effect of delaying scheduled payments or changing the form of scheduled payment except as provided herein. Accordingly, while a participant may timely terminate an election to defer as to future compensation, the participant’s election as to the date and form of payment shall not be modified or terminated except as follows:
          A participant may delay or change the method of payment provided that:
(a) the new election must be made at least 12 months prior to the date of the first scheduled payment from such account;

(b) the new election may not take effect until at least 12 months after the date on which the new election is made; and
(c) the new election must provide for deferral of the first payment for a period of at least five years from the date such payment would otherwise have been made.
6.	Deferred Compensation Account
(a)	A deferred compensation account shall be maintained for each participant of this Plan by his or her employer. The employer shall credit to each participant’s account the following amounts, as appropriate:
          (i) The deferral duly elected under the Plan on the date the participant would have received such deferral as base salary;
          (ii) Based on the provision of the TRIM Plan in effect at the time, an amount with respect to the deferrals in (1), above, calculated on the same basis as the employer’s then current matching contribution on elective deferrals under the TRIM Plan on the first day of each quarter. In no event shall this amount exceed the maximum amount of matching contributions which would be available, assuming the participant elects the maximum deferrals allowed under the TRIM Plan and the limitations on elective deferrals contained in Code Section 402 do not apply, less the amount of actual matching contributions made by the employer to the participant’s TRIM Plan account, if any, for the same period;
          (iii) Based on the provisions of the TRIM Plan in effect at the time, and not withstanding the amount, if any, of deferrals in (i) above, an amount equal to the employer matching contributions which would have been made to the participant’s TRIM Plan account based on the amount of elective deferrals actually made by said participant to the TRIM Plan, but for the application of Code Section 401(a)(17) or any other similar law on the first day of each quarter; and
          (iv) Interest on the participant account balance at a per annum rate equal to the yield as of January 1, April 1, July 1, and October 1 on Merrill Lynch Taxable Bond Index-Long Term Medium Quality (A3) Industrial Bonds or such other rate the Committee may determine consistent with the requirements of Code Section 409A and related regulations, credited quarterly prior to the termination of the participant’s deferral period, or if the deferred compensation account is to be paid in installments, credited quarterly, prior to the termination of such installment period.
(b)	The Company or employer, as the case may be, shall not be required to physically segregate any amounts of money or property or otherwise provide for funding of any amounts credited to the deferred compensation accounts of participants in the Plan. Participants have no claim, interest or right to any particular funds or property that the Company or any employer may choose to reserve or otherwise use to provide for its liabilities under the Plan and the participants of the Plan shall have the rights of general creditor only with respect to their interests in the Plan.
7.	Designation of Beneficiary
Each participant in the Plan shall deliver to the Committee a written instrument, in the form provided by the Committee, designating one or more beneficiaries to whom payment of the amount credited to his or her deferred compensation account shall be made in the event of his or her death.
8.	Nonassignability of Participant Rights
No right, interest or benefit under the Plan shall be assignable or transferable under any circumstances other than to a participant’s designated beneficiary in the event of his or her death, nor shall any such right, interest or benefit be subject to or liable for any debt, obligation, liability or default of any participant. In the event of any attempt to assign or transfer any right, interest or benefit under the Plan, or to subject any such right, interest or benefit to a debt, obligation, liability or default of a participant, his or her participation in the Plan shall terminate on the date such an attempt is made, and such attempt shall be void and of no effect.
9.	Rights of Participants
A participant in the Plan shall have only those rights, interest or benefits as are expressly provided in the Plan. This Plan does not create for any employee or participant any right to be retained in service by any Company nor affect the right of any such Company to discharge any employee or participant from employment.
10.	Amendment, Suspension or Termination of the Plan

(a)	The Board of Directors of the Company (the Board) may from time to time amend, suspend or terminate the Plan, in whole or in part, and if the Plan is suspended or terminated, the Board may reinstate any or all provisions of the Plan, except that no amendment, suspension or termination of the Plan shall, without consent of a participant, adversely affect such participant’s right to receive payment of the entire amount credited to his or her deferred compensation account on the date of such Board action. In the event the Plan is terminated, the Board may, in its discretion, direct the Committee to pay to each participant the amount credited to his or her account provided that such Plan termination is in accordance with Proposed Treasury Regulation Section 1.409A-3(j)(4)(ix) or as such regulation may be subsequently amended.
(b)	Any action by Viad Corp under the Plan may be by resolution of its Board of Directors, or by any person or persons duly authorized by resolution of said Board to take such action.
11. Effective Date
The amended and restated Plan’s effective date is January 1, 2005. The Plan year is January 1 to December 31.
The undersigned, an authorized officer of the Company, has signed this Plan document on this 27th day of August, 2007.

Viad Corp

By	/s/ Suzanne Pearl

Vice President — Human Resources and Administration
(title)

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